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                                                                      Exhibit 4m

                          PRUCO LIFE INSURANCE COMPANY
                       [2999 North 44th Street, Suite 250
                             Phoenix, Arizona 85014]

            COMBINATION ROLL-UP AND HIGHEST ANNIVERSARY VALUE ("HAV")
                        DEATH BENEFIT SCHEDULE SUPPLEMENT

Annuity Number: [001-00001]

Effective Date of the Combination Roll-Up and HAV Death Benefit Rider: [Issue Date of the Annuity]

Due Proof of Death Period: [A period of [1 year], beginning on the decedent's date of death.]

Roll-Up Rate:

[Length of Time
Since the Effective Date   Annual Effective Rate
------------------------   ---------------------
[Less than 3] years                [5.0%]
[3 to 5] years                     [5.0%]
[6 to 8] years                     [5.0%]
[9 or more] years                  [5.0%]]

Dollar-for-Dollar Percentage: [5.0%]

Highest Anniversary Value Comparison Date: [Each annual anniversary of the Issue Date subsequent to the Effective Date]

Death Benefit Target Date: [The Death Benefit Target Date is initially equal to the later of:

     (1) the anniversary of the Issue Date coinciding with or next following the date the oldest Owner, (the Annuitant, if the Annuity is entity-owned) reaches age [80]; and

     (2)  the [5th] anniversary of the Issue Date.

If there is a change of Owner(s) (Annuitant, if the Annuity is owned by an entity) prior to the Death Benefit Target Date, the Death Benefit Target Date will be recalculated using the age of the oldest Owner or Annuitant, once the change is made. If there is a change of Owner(s) (Annuitant) on or after the Death Benefit Target Date, there will be no change in the Death Benefit Target Date.]

Insurance Charge for the Rider: [Assessed daily at the annualized rate of [0.80]%]